EXHIBIT 5(b)


                         WEIL, GOTSHAL & MANGES LLP



                                                  March 30, 1998





The Bear Stearns Companies Inc.
245 Park Avenue
New York, New York  10157

Ladies and Gentlemen:

         We have acted as United States counsel to The Bear Stearns Companies Inc. (the "Company") in connection with its offering of $500,000,000 Global Notes Due 2003.

         In formulating our opinion as to the matters certified, we have examined such documents as we have deemed appropriate, including the Prospectus dated January 21, 1998 and the Prospectus Supplement dated March 24, 1998 ("Prospectus Supplement"). We have also obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

         The description of the Notes contained in the Prospectus Supplement is incorporated herein by reference.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         The statements under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement, insofar as they relate to the provisions of the United States federal income tax law therein described, and subject to the limitations set forth therein, are accurate in all material respects.

         The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect

March 30, 1998
Page 2


on the matters covered by this opinion of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Prospectus Supplement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.

         This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except as noted above.

                                                  Very truly yours,


                                            /s/  WEIL, GOTSHAL & MANGES LLP



DCFS02...:\25\22625\0112\1882\LTR8117T.51C